EXHIBIT 23.1

Consent of Ernst & Young LLP, Registered Public Accounting Firm

We consent to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan and the 1999 Equity Incentive Plan of Omnicell, Inc. of our reports dated March 13, 2006, with respect to the consolidated financial statements and schedule of Omnicell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Omnicell, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omnicell, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 13, 2006